Exhibit 99.1

Twin Disc Announces Second Quarter Results

MILWAUKEE, Wis., February 7, 2024 (GLOBE NEWSWIRE) -- Twin Disc, Inc. (NASDAQ: TWIN), today reported results for the fiscal 2024 second quarter ended December 29, 2023.

Fiscal Second Quarter 2024 Highlights

●	Sales increased 15.2% year-over-year to $73.0 million
●	Gross margin of 28.3%, expanded 140 basis points on a year-over-year basis
●	Net income attributable to Twin Disc was $0.9 million and EBITDA* of $5.5 million
●	Significantly improved operating cash flow of $16.0 million
●	Free cash flow* of $10.6 million compared to ($4.7) million in the year-ago period
●	Robust six-month backlog of $125.2 million supported by healthy ongoing demand

CEO Perspective

“We delivered another excellent quarter, continuing our momentum of double-digit revenue growth and expanded margins while generating historically high cash from operations. Similar to the prior quarter, strength in Marine and Propulsion and Land-Based Transmissions drove our outperformance, more than offsetting near-term softness in Industrial. Our agile teams are working to capture solid end market demand, underscored by continued backlog growth, demonstrating the ongoing resilience of our business as we navigate a volatile macroeconomic landscape,” commented John H. Batten, President and Chief Executive Officer of Twin Disc. “Despite lingering challenges in our broader operating environment, we are cautiously optimistic moving into the second half of the fiscal year and look forward to maintaining this trend of sustained value creation well into the future.”

Second Quarter Results

Sales for the fiscal 2024 second quarter increased 15.2% year-over-year to $73.0 million, driven by demand for the Company’s Marine and Propulsion Systems and Land-Based Transmissions markets, and favorable product mix.

Sales by product group:

Product Group
(Thousands of $):	Q2 FY24 Sales	Q2 FY23 Sales	Change (%)
Marine and Propulsion Systems	$46,945	$36,466	28.7%
Land-Based Transmissions	15,863	14,672	8.1%
Industrial	6,532	7,513	-13.1%
Other	3,654	4,700	-22.3%
Total	$72,994	$63,351	15.2%

The Company delivered 12.5% sales growth year-over-year in the Europe, North America, and Asia-Pacific regions. The proportion of total sales increased in the Europe and Asia-Pacific regions, with a decrease in North America.

Gross profit increased 21.8% to $20.7 million compared to $17.0 million for the second fiscal quarter of 2023. Second quarter gross margin increased approximately 140 basis points sequentially to 28.3%. This improvement reflects the benefit of prior pricing actions, continued easing of supply chain headwinds, a favorable product mix and successfully executing our operational playbook.

Marketing, engineering and administrative (ME&A) expense increased by $1.1 million, or 6.9%, to $17.1 million, compared to $16.0 million in the prior year quarter. The increased ME&A expense was primarily driven by the investment in resources to drive our hybrid electric strategy, the impact of inflation and currency translation.

Net income attributable to Twin Disc for the quarter was $0.9 million, or $0.07 per diluted share, compared to net income attributable to Twin Disc of $1.8 million, or $0.13 per share, for the second fiscal quarter of 2023. The year-over-year decline was driven by the prior year gain on the sale of our Belgian facility.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) decreased by $1.4 million to $5.5 million in the second quarter, compared to $7.0 million in the second fiscal quarter of 2023.

On a consolidated basis, the backlog of orders to be shipped over the next six months is approximately $125.2 million, compared to $122.5 million at the end of the first fiscal quarter of 2024. As a percentage of six-month backlog, inventory increased from 103.1% at the end of the first quarter to 105.3% at the end of the second fiscal quarter of 2024. Compared to the second fiscal quarter of 2023, cash increased 55.4% to $21.0 million, total debt decreased 44.6% to $17.7 million and net debt* decreased $21.7 million to $(3.3) million. The improvement was primarily attributable to net payoff of long-term debt as a result of our strong cash operations.

CFO Perspective

Jeffrey S. Knutson, Vice President of Finance, Chief Financial Officer, Treasurer, and Secretary stated, “We are very pleased with our results in the second quarter, supported by solid operational execution and a focus on working capital improvement. Our robust cash generation has further strengthened our balance sheet, giving us the flexibility to drive continued investment in both organic and inorganic growth opportunities while we keep debt at appropriate levels and return capital to shareholders. Through this consistent performance, we are making great strides towards achieving our revenue, gross margin, and free cash flow conversion targets, further positioning Twin Disc for long-term success.”

Discussion of Results

Twin Disc will host a conference call to discuss these results and to answer questions at 9:00 a.m. Eastern time on February 7, 2024. The live audio webcast will be available on Twin Disc’s website at https://ir.twindisc.com. To participate in the conference call, please dial (800) 715-9871 approximately ten minutes before the call is scheduled to begin. A replay of the webcast will be available at https://ir.twindisc.com shortly after the call until February 6, 2025.

About Twin Disc

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include marine transmissions, azimuth drives, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network. For more information, please visit www.twindisc.com.

Forward-Looking Statements
This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The words “anticipates,” “believes,” “intends,” “estimates,” and “expects,” or similar anticipatory expressions, usually identify forward-looking statements. The Company intends that such forward-looking statements qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on current expectations, and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from current expectations. Such risks and uncertainties include the impact of general economic conditions and the cyclical nature of many of the Company’s product markets; foreign currency risks and other risks associated with the Company’s international sales and operations; the ability of the Company to successfully implement price increases to offset increasing commodity costs; the ability of the Company to generate sufficient cash to pay its indebtedness as it becomes due; and the possibility of unforeseen tax consequences and the impact of tax reform in the U.S. or other jurisdictions. These and other risks are described under the caption “Risk Factors” in Item 1A of the Company’s most recent Form 10-K filed with the Securities and Exchange Commission, as supplemented in subsequent periodic reports filed with the Securities and Exchange Commission. Accordingly, the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. The Company assumes no obligation, and disclaims any obligation, to publicly update or revise any forward-looking statements to reflect subsequent events, new information, or otherwise.

*Non-GAAP Financial Information

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts. These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definitions
Earnings before interest, taxes, depreciation and amortization (EBITDA) is calculated as net earnings or loss excluding interest expense, the provision or benefit for income taxes, depreciation and amortization expenses.

Net debt is calculated as total debt less cash.

Free cash flow is calculated as net cash provided (used) by operating activities less acquisition of fixed assets.

Investors:

Riveron

TwinDiscIR@riveron.com

Source: Twin Disc, Incorporated

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

(In thousands, except per-share data; unaudited)

	For the Quarter Ended		For the Two Quarters Ended
		As Adjusted		As Adjusted
	December 29,	December 30,	December 29,	December 30,
	2023	2022	2023	2022
Net sales	$72,994	$63,351	$136,547	$119,264
Cost of goods sold	52,338	46,328	96,156	88,944
Cost of goods sold - Sale of boat management system product line and related inventory	-	-	3,099	-
Gross profit	20,656	17,023	37,292	30,320

Marketing, engineering, and administrative expenses	17,149	15,983	34,068	31,063
Restructuring expenses	69	164	68	174
Other operating income	-	(4,150)	-	(4,150)
Income from operations	3,438	5,026	3,156	3,233

Other expense (income):
Interest expense	392	594	786	1,160
Other expense (income), net	449	182	310	(164)
	841	776	1,096	996
Income before income taxes and noncontrolling interest	2,597	4,250	2,060	2,237

Income tax expense	1,662	2,489	2,208	1,801
Net income (loss)	935	1,761	(148)	436
Less: Net earnings attributable to noncontrolling interest, net of tax	(5)	(15)	(95)	(112)
Net income (loss) attributable to Twin Disc	$930	$1,746	$(243)	$324

Dividends per share	$0.04	$-	$0.04	$-

Income (loss) per share data:
Basic income (loss) per share attributable to Twin Disc common shareholders	$0.07	$0.13	$(0.02)	$0.02
Diluted income (loss) per share attributable to Twin Disc common shareholders	$0.07	$0.13	$(0.02)	$0.02

Weighted average shares outstanding data:
Basic shares outstanding	13,718	13,460	13,629	13,434
Diluted shares outstanding	13,923	13,699	13,629	13,649

Comprehensive income (loss)
Net income (loss)	$935	$1,761	$(148)	$436
Benefit plan adjustments, net of income taxes of $13, $13, $8 and $4, respectively	(108)	(1,122)	(279)	(1,211)
Foreign currency translation adjustment	5,190	8,392	2,154	2,102
Unrealized (loss) gain on hedges, net of income taxes of $0, $0, $0 and $0, respectively	(485)	(595)	(269)	198
Comprehensive income	5,532	8,436	1,458	1,525
Less: Comprehensive income attributable to noncontrolling interest	40	74	190	210
Comprehensive income attributable to Twin Disc	$5,492	$8,362	$1,268	$1,315

RECONCILIATION OF CONSOLIDATED NET INCOME TO EBITDA

(In thousands; unaudited)

	For the Quarter Ended		For the Two Quarters Ended
	December 29, 2023	December 30, 2022	December 29, 2023	December 30, 2022

Net income (loss) attributable to Twin Disc	$930	$1,746	$(243)	$324
Interest expense	392	594	786	1,160
Income tax expense	1,662	2,489	2,208	1,801
Depreciation and amortization	2,531	2,126	5,023	4,266
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$5,515	$6,955	$7,774	$7,551

RECONCILIATION OF TOTAL DEBT TO NET DEBT

(In thousands; unaudited)

	December 29, 2023	December 30, 2022

Current maturities of long-term debt	$2,000	$2,000
Long-term debt	15,698	29,927
Total debt	17,698	31,927
Less cash	21,021	13,528
Net debt	$(3,323)	$18,399

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

(In thousands; unaudited)

	For the Quarter Ended
	December 29, 2023	December 30, 2022
Net cash provided by operating activities	$16,047	$32
Acquisition of fixed assets	(5,419)	(4,734)
Free cash flow	$10,628	$(4,702)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands; except share amounts, unaudited)

	December 29, 2023	June 30, 2023
ASSETS
Current assets:
Cash	$21,021	$13,263
Trade accounts receivable, net	41,428	54,760
Inventories	131,768	131,930
Assets held for sale	2,968	2,968
Prepaid expenses	10,157	8,459
Other	9,235	8,326
Total current assets	216,577	219,706

Property, plant and equipment, net	40,334	38,650
Right-of-use assets operating leases	12,017	13,133
Intangible assets, net	11,146	12,637
Deferred income taxes	2,371	2,244
Other assets	2,745	2,811
Total assets	$285,190	$289,181

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$2,000	$2,010
Accounts payable	32,611	36,499
Accrued liabilities	62,929	61,586
Total current liabilities	97,540	100,095

Long-term debt	15,698	16,617
Lease obligations	9,988	10,811
Accrued retirement benefits	6,975	7,608
Deferred income taxes	3,162	3,280
Other long-term liabilities	5,917	5,253
Total liabilities	139,280	143,664

Twin Disc shareholders' equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; issued: 14,632,802; no par value	39,661	42,855
Retained earnings	119,496	120,299
Accumulated other comprehensive loss	(4,059)	(5,570)
	155,098	157,584
Less treasury stock, at cost (639,006 and 814,734 shares, respectively)	9,802	12,491

Total Twin Disc shareholders' equity	145,296	145,093

Noncontrolling interest	614	424
Total equity	145,910	145,517

Total liabilities and equity	$285,190	$289,181

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands; unaudited)

	For the Two Quarters Ended
		As Adjusted
	December 29, 2023	December 30, 2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(148)	$436
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	5,023	4,266
Gain on sale of assets	(42)	(4,203)
Loss on sale of boat management product line and related inventory	3,099	-
Provision for deferred income taxes	280	(1,105)
Stock compensation expense and other non-cash changes, net	1,413	1,565
Net change in operating assets and liabilities	6,422	(927)

Net cash provided by operating activities	16,047	32

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant, and equipment	(5,419)	(4,734)
Proceeds from sale of fixed assets	-	7,152
Other, net	(252)	385

Net cash (used) provided by investing activities	(5,671)	2,803

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving loan arrangements	50,632	42,898
Repayments of revolving loan arrangements	(50,632)	(46,628)
Repayments of other long-term debt	(1,010)	(707)
Dividends paid to shareholders	(560)	-
Payments of finance lease obligations	(471)	(132)
Payments of withholding taxes on stock compensation	(1,772)	(463)

Net cash used by financing activities	(3,813)	(5,032)

Effect of exchange rate changes on cash	1,195	3,204

Net change in cash	7,758	1,007

Cash:
Beginning of period	13,263	12,521

End of period	$21,021	$13,528